Exhibit 99.1

Rycom Electron Technology Limited

January 15, 2010

Via Overnight Delivery

U.S. Food and Drug Administration
Center for Devices and Radiological Health
Document Mail Center - W066-0609
10903 New Hampshire Avenue
Silver Spring, MD 20993-0002

RE: Notice of Assignment and Request for Add to File for RYCOM ELECTRON TECHNOLOGY LIMITED 510(K) No: K090361 (ABBREVIATED).

Ladies and Gentlemen:

Pursuant to 21 CFR 807.30(5)(i) this letter shall serve as official notification to the United States Food and Drug Administration that on Oct 8, 2009, RYCOM ELECTRON TECHNOLOGY LIMITED, China ("Assignor"), assigned and transferred its fall legal right, title and interest in the following 510(k) clearances to Sanomedics Development Corp. a Florida Corporation ("Assignee") located at 80 SW 8th Street, Suite 2180 Miami, FL 33130. USA

● 510(k) No. #K090361 (ABBREVIATED)

Assignment of the aforementioned 510(k) clearances will be confirmed by similar notice of assignment from Assignee. Assignee will forward appropriate establishment registration and device listing information under a separate cover within 30 days of the clearing of the transaction. If you have any questions, please call Ms Sophia Xu at +86-134-3417-5168 for RYCOM ELECTRON TECHNOLOGY LIMITED, China.

Assignor,
RYCOM ELECTRON TECHNOLOGY LIMITED

/s/ Ken Guo
By: Mr Ken Guo,
CEO/Owner

● Suite 8D, No. 19. Lane 99, Zhonphm No. 2 Read (s) Shanghai, China. ●
● Equity Trust Chambers, P. O Box 3269, APIA, SAMOA. ●